FISCAL 3Q 2020 BUSINESS UPDATE April 2, 2020 Better Faster Greener™ © 2020 Supermicro

DISCLOSURES: FORWARD-LOOKING STATEMENTS Statements contained in this press release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate to, among other things, the guidance for the Company’s third quarter of fiscal year 2020, which ended March 31, 2020. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from those anticipated, including: (i) the global COVID-19 pandemic continues to present significant uncertainties to all parts of the company’s business including our supply chain, our production operations and potentially customer demand, (ii) our quarterly operating results may fluctuate, which could cause rapid declines in our stock price, (iii) as we increasingly target larger customers and larger sales opportunities, our customer base may become more concentrated, our cost of sales may increase, our margins may be lower and our sales may be less predictable, (iv) if we fail to meet publicly announced financial guidance or other expectations about our business, our stock could decline in value, (v) the average sales prices for our server solutions could decline if customers do not continue to purchase our latest generation products or additional components, and (vi) adverse economic conditions may harm our business. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in our filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings, particularly our Annual Report on Form 10-K for our fiscal year ended June 30, 2019 and on Form 10-Q for our fiscal quarter ended December 31, 2019. It is currently expected that the outlook will not be updated until the Company’s next quarterly earnings announcement, notwithstanding subsequent developments. However, the Company may update the outlook or any portion thereof at any time. Such updates will take place only by way of a news release or other broadly disseminated disclosure available to all interested parties in accordance with Regulation FD. 2

F3Q20 UPDATE Updated Fiscal 3Q Revenue Range • Anticipate revenue in a range of $755M - $785M, previous guidance range was $770M - $830M • Disruptions related to the spread of COVID-19 Dynamic Business Environment • Acted quickly to implement safety measures across all locations and zones, including social distancing, work-from- home, mandatory use of masks, and an aggressive quarantine policy • Global supply chains and logistics have been stressed since January and remain dynamic • Global operations continue at lower staffing levels, shelter-in-place order has had a continuing impact Expense Controls • Implemented strict controls for hiring and curtailed non-essential travel and other expenses • Long-term capacity investments continue with a greater focus on Taiwan and moderation in San Jose Ample Liquidity • Approximately $285 million in net cash and equivalents as of March 31 • Approximately $200 million in undrawn borrowing capacity on credit facility 3